As filed with the Securities and Exchange Commission on December 18, 2013

Registration No. 333-100556

Registration No. 333-07361

Registration No. 333-121021

Registration No. 333-135184

Registration No. 333-135185

Registration No. 333-154573

Registration No. 333-181971

Registration No. 333-181973

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-100556

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-07361

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-121021

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135184

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135185

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154573

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181971

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181973

Elan Corporation, plc

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

(Address of principal executive offices)

Elan Corporation, plc 2012 Long Term Incentive Plan

Elan Corporation, plc Employee Equity Purchase Plan (2012 Restatement)

Elan Corporation, plc 2006 Long Term Incentive Plan (2008 Amendment and Restatement)

Elan Corporation, plc 2006 Long Term Incentive Plan

Elan Corporation, plc Employee Equity Purchase Plan (2006 Amendment)

Elan Corporation, plc 2004 Restricted Stock Unit Plan

Elan Corporation, plc Employee Equity Purchase Plan

Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan

1989 Stock Plan of Athena Neurosciences, Inc.

Genica Pharmaceuticals Corporation 1989 Option Plan

(Full title of the plan)

William F. Daniel

Company Secretary

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

(353) 1-709-4000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Elan Corporation, plc (“Elan” or the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

1.	Registration Statement No. 333-181973, filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2012, registering the offer and sale of the Registrant’s ordinary shares, par value 5 Euro cents each (the “Ordinary Shares”), issuable pursuant to the Elan Corporation, plc 2012 Long Term Incentive Plan;

2.	Registration Statement No. 333-181971, filed with the Commission on June 7, 2012, registering the offer and sale of the Registrant’s Ordinary Shares issuable pursuant to the Elan Corporation, plc Employee Equity Purchase Plan (2012 Restatement);

3.	Registration Statement No. 333-154573, filed with the Commission on October 21, 2008, registering the offer and sale of the Registrant’s Ordinary Shares issuable pursuant to the Elan Corporation, plc 2006 Long Term Incentive Plan (2008 Amendment and Restatement);

4.	Registration Statement No. 333-135185, filed with the Commission on June 21, 2006, registering the offer and sale of the Registrant’s Ordinary Shares issuable pursuant to the Elan Corporation, plc 2006 Long Term Incentive Plan;

5.	Registration Statement No. 333-135184, filed with the Commission on June 21, 2006, registering the offer and sale of the Registrant’s Ordinary Shares issuable pursuant to the Elan Corporation, plc Employee Equity Purchase Plan (2006 Amendment);

6.	Registration Statement No. 333-121021, filed with the Commission on December 6, 2004, registering the offer and sale of the Registrant’s Ordinary Shares issuable pursuant to (i) the Elan Corporation, plc 2004 Restricted Stock Unit Plan and (ii) the Elan Corporation, plc Employee Equity Purchase Plan;

7.	Registration Statement No. 333-100556, filed with the Commission on October 15, 2002; and

8.	Registration Statement No. 333-07361, filed with the Commission on July 1, 1996, registering the offer and sale of the Registrant’s ordinary shares, par value 4 Irish pence each, issuable pursuant to (i) the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan; (ii) the 1989 Stock Plan of Athena Neurosciences, Inc. and (iii) the Genica Pharmaceuticals Corporation 1989 Option Plan.

On December 18, 2013, pursuant to the Transaction Agreement, dated July 28, 2013, by and among Elan, Perrigo Company (“Perrigo”), Perrigo Company plc (“New Perrigo”), Leopard Company (“MergerSub”) and Habsont Limited, (a) New Perrigo acquired Elan pursuant to a scheme of arrangement under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963, and (b) MergerSub merged with and into Perrigo, with Perrigo as the surviving corporation in the merger (collectively, the “Transactions”).

As a result of the Transactions, both Perrigo and Elan became wholly owned subsidiaries of New Perrigo and Elan terminated all offers and sales of its securities registered pursuant to the Registration Statements. Elan hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized.

ELAN CORPORATION, PLC

By:	/s/ William F. Daniel
Name:	William F. Daniel
Title:	Company Secretary

Dated: December 18, 2013

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.